Exhibit 99.3

FTI CONSULTING, INC. BEGINS OFFERING OF $215 MILLION LONG-

TERM DEBT ISSUE

BALTIMORE, MD, September 18, 2006 — FTI Consulting, Inc. (“FTI”) (NYSE: FCN) (“FTI” or the “Company”) today announced that it intends to raise approximately $215 million through the offering of its Senior Notes due 2016 (“Senior Notes”) in private placements to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S. FTI has agreed to file a registration statement for the exchange of the Senior Notes for registered senior notes within 120 days after the closing date. FTI expects to use the net proceeds from the offerings of the Senior Notes to partially finance its previously announced acquisition of FD International (Holdings) Limited.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The securities offered have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About FTI Consulting

FTI is a leading provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, complex investigations, mergers and acquisitions and regulatory issues. FTI has 25 offices in major U.S. cities, and offices in Europe, Asia and Australia. FTI’s total workforce of approximately 1,500 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

Safe Harbor Statement

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

Contacts:

Investors:	Jack Dunn, President & CEO of FTI Consulting, Inc., 410.224.1483 Gordon McCoun, FD, 212.850.5681

# # #

2